Exhibit 2.1

DESCRIPTION OF RIGHTS OF ORDINARY SHARES REGISTERED PURSUANT TO SECTION 12 OF THE EXCHANGE ACT AS OF DECEMBER 31, 2024

As of December 31, 2024, Taoping Inc. had one class of securities registered under Section 12 of the Exchange Act—its ordinary shares, no par value. References herein to “we,” “us,” “our” and “Company” refer to Taoping Inc.

The following represents a summary of our securities and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Memorandum and Articles of Association. We encourage you to read our memorandum and articles of association, listed as an exhibit to this report, as well as the applicable provisions of British Virgin Islands (“BVI”) law for additional information.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our memorandum of association authorizes the issuance of up to 100,000,000 ordinary shares without par value. As of December 31, 2024, there were 13,384,088 ordinary shares issued and outstanding. Our ordinary shares are listed on the Nasdaq Capital Market under the trading symbol “TAOP.” Our ordinary shares may be held in either certificated or uncertificated form. We may issue registered shares only and are not authorized to issue bearer shares.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

None.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Dividends. Subject to the BVI Act, the directors may, by resolution of directors, authorize a distribution (including a dividend) by us to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due. Any distribution payable in respect of a share which has remained unclaimed for three years from the date when it became due for payment shall, if the board of the directors so resolves, be forfeited for the benefit of the Company. The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit. The holder of each ordinary share has the right to an equal share in any distribution paid by us.

Voting Rights. Each ordinary share confers on the shareholder the right to one vote at a meeting of the shareholders or on any resolution of shareholders on all matters before our shareholders.

Winding Up. The holder of each ordinary share is entitled to an equal share in the distribution of the surplus assets of us on a winding up.

Redemption. The directors may, on behalf of the Company, purchase, redeem or otherwise acquire any of the Company’s own shares for such consideration as the directors consider fit, and either cancel or hold such shares as treasury shares. Shares may be purchased or otherwise acquired in exchange for newly issued shares. The directors shall not, unless permitted pursuant to the BVI Act, purchase, redeem or otherwise acquire any of the Company’s own shares unless immediately after such purchase, redemption or other acquisition, the value of the Company’s assets exceeds the Company’s liabilities and we are able to pay the Company’s debts as they fall due.

Meetings. Under the BVI Act, there is no requirement for an annual meeting of shareholders. Under the Company’s memorandum and articles of association, we are not required to hold an annual meeting of shareholders. The Company’s shareholders’ meetings may be held at such times and in such place within or outside the BVI as our Board of Directors considers appropriate. Our Board of Directors shall call a shareholders’ meeting if requested in writing to do so by shareholders entitled to exercise at least 10% of the voting rights in respect of the matter for which the meeting is being requested. Our Board of Directors shall give not less than 10 days and not more than 60 days prior written notice of a shareholders’ meeting to those persons whose names on, either (a) the date the notice is given or (b) on a date fixed by the directors as the record date (which must be a date that is not less than 10 days nor more than 60 days prior to the meeting), appear as shareholders in our register and are entitled to vote at the meeting. The inadvertent failure of the directors to give notice of a meeting to a shareholder, or the fact that a shareholder has not received notice, does not invalidate the meeting.

The Company’s memorandum and articles of association provide that a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are shareholders present in person or by proxy representing not less than a majority of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting. A shareholder may be represented at a meeting of shareholders by a proxy (who need not be a shareholder) who may speak and vote on behalf of the shareholder. A written instrument giving the proxy such authority must be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. A shareholder or his proxy shall be deemed to be present at the meeting if he participates by telephone or other electronic means and all shareholders and proxies participating in the meeting are able to hear each other.

Holders of the Company’s ordinary shares are entitled to one vote for each share held of record on all matters at all meetings of shareholders. The Company’s shareholders have no cumulative voting rights. The Company’s shareholders take action by a majority of votes cast by shareholders entitled to vote and voting, unless otherwise provided by the BVI Act or the Company’s memorandum and articles of association. A resolution of shareholders may be also be passed in writing by the holders of a majority of in excess of fifty (50) percent of the votes of those shareholders entitled to vote on the resolution.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Under our memorandum and articles of association, if at any time the shares which we are authorized to issue are divided into more than one class or series of shares, the rights attaching to any class may only be changed by a consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by the holders of at least a majority of the shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of the class. At such a separate general meeting, the quorum shall be at least one person holding or representing by proxy a majority of the issued shares of the class.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations on the right of non-residents or foreign persons to own our securities imposed by BVI law or by our memorandum and articles of association.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Our Board of Directors is authorized to issue the Company’s ordinary shares at such times and on such other terms as they think proper. Subject to the memorandum of association being amended by resolution of shareholders, the Board of Directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper. Such power could be used in a manner that would delay, defer or prevent a change of control of the Company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions governing the ownership threshold above which shareholder ownership must be disclosed imposed by BVI law or by our memorandum and articles of association.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

BVI law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of BVI law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Protection for Minority Shareholders

Under the laws of most U.S. jurisdictions, majority and controlling shareholders of a company generally have certain “fiduciary” responsibilities to the minority shareholders. Corporate actions taken by majority and controlling shareholders which are unreasonable and materially detrimental to the interests of minority shareholders may be declared null and void. Minority shareholders may have less protection for their rights under BVI law than they would have under U.S. law.

Powers of Directors

Unlike most U.S. jurisdictions, the directors of a BVI company, subject in certain cases to court approval but without shareholders’ approval, may implement the sale, transfer, exchange or disposition of any Company asset, property, part of the business, or securities, with the exception that shareholder approval is required for the disposition of over 50% in the value of our total assets.

Conflict of Interests

Similar to the laws of most U.S. jurisdictions, when a director becomes aware of the fact that he has an interest in a transaction which we are to enter into, he must disclose it to our Board. However, with sufficient disclosure of interest in relation to that transaction, the director who is interested in a transaction entered into or to be entered into by us may (i) vote on a matter relating to the transaction; (ii) attend a meeting of directors at which a matter relating to the transaction arises and be included in the quorum; and (iii) sign a document on behalf of us, or do any other thing in his capacity as a director, that relates to the transaction.

Written Consent and Cumulative Voting

Similar to the laws of most U.S. jurisdictions, under BVI law, shareholders are permitted to approve matters by way of written resolution in place of a formal meeting. There are no prohibitions in relation to cumulative voting under the laws of the BVI but the Company’s memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Takeover Provisions

Some provisions of the Company’s memorandum and articles of association may discourage, delay or prevent a change in control of the Company or management that shareholders may consider favorable. For instance, subject to the memorandum of association being amended by resolution of shareholders, the Board of Directors is authorized to issue shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper.

However, under BVI law, our directors may only exercise the rights and powers granted to them under the Company’s memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Shareholder’s Access to Corporate Records

A shareholder of the Company is entitled, on giving written notice to the Company, to inspect (a) the memorandum and articles of association of the Company; (b) the register of members; (c) the register of directors; and (d) the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder; and to make copies of or take extracts from the documents and records. Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the Company’s interests to allow a shareholder to inspect any document, or part of a document, specified in (b), (c) and (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the BVI High Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company is required to keep at the office of its registered agent: its memorandum and articles of association of the company; the register of members or a copy of the register of members; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous ten years.

In addition, the Company’s memorandum and articles of association allow any shareholder of record who owns at least 15% of the Company’s outstanding shares, upon at least five days’ written demand, to inspect, during usual business hours, the books of account and all financial records, to make copies of records, and to conduct an audit of such records at their own cost.

Indemnification

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI High Court to be contrary to public policy (e.g. for purporting to provide indemnification against the consequences of committing a crime). An indemnity will be void and of no effect and will not apply to a person unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Company’s memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers.

Under the Company’s memorandum and articles of association, subject to the BVI Act, we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer (excluding the auditors), or who is or was serving at our request as a director or officer of another company, partnership, joint venture, trust or other enterprise. Each such indemnified person shall be indemnified out of our assets against any liability, action, proceeding, claim, demand, judgments, fines, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may reasonably incur as a result of any act or failure to act in carrying out their functions other than such liability that they may incur by reason of their own actual fraud or willful default. In addition, to be entitled to indemnification, an indemnified person must not have acted in such a manner as to have incurred the liability by virtue of having committed actual fraud or willful default but no person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers and Similar Arrangements

Under the BVI Act two or more BVI companies or a BVI company and a non-BVI company, each a “constituent company”, may merge or consolidate. The BVI Act provides for slightly different procedures depending on the nature of the parties to the merger.

A merger involves the merging of two or more companies into one of the constituent companies (to the merger) with one constituent company continuing in existence to become the surviving company post-merger. A consolidation involves two or more companies consolidating into a new company.

A merger is effective on the date that the articles of merger (as described below) are registered by the Registrar of Corporate Affairs in the BVI, or on such later date, not exceeding 30 days from the date of registration as is stated in the articles of merger.

As soon as a merger becomes effective:

a)	the surviving company (so far as is consistent with its memorandum and articles, as amended by the articles of merger) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies;
b)	the memorandum and articles of the surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles are contained in the articles of merger;
c)	assets of every description, including choses in action and the business of each of the constituent companies, immediately vest in the surviving company;
d)	the surviving company is liable for all claims, debts, liabilities and obligations of each of the constituent companies;
e)	no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger; and
f)	no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any shareholder, director or officer, or agent thereof, are abated or discontinued by the merger; but

i.	the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or against the shareholder, director, officer or agent thereof, as the case may be; or
ii.	the surviving company may be substituted in the proceedings for a constituent company.
iii.	The registrar shall strike off the Register of Companies a constituent company that is not the surviving company in the merger.

Dissenter Rights

The BVI Act provides that any shareholder of the Company is entitled to payment of the fair value of his shares upon dissenting from a merger, unless the Company is the surviving company of the merger and the shareholder continues to hold the same or similar shares. The following is a summary of the position in respect of dissenters rights in the event of a merger under the BVI Act.

A dissenter is in most circumstances required to give to the Company written objection to the merger, which must include a statement that the dissenter proposes to demand payment for his shares if the merger takes place. This written objection must be given before the meeting of shareholders at which the merger is submitted to a vote, or at the meeting but before the vote. However, no objection is required from a shareholder to whom the Company did not give notice of the meeting of shareholders or where the proposed merger is authorized by written consent of the shareholders without a meeting.

Within 20 days immediately following the written consent, or the meeting at which the merger was approved, the Company shall give written notice of the consent or resolution to each shareholder who gave written objection or from whom written objection was not required, except those shareholders who voted for, or consented in writing to, the proposed merger.

A shareholder to whom the Company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the copy of the plan of merger or an outline of the merger is given to him, give to the Company a written notice of his decision to elect to dissent, stating:

a)	his name and address;

b)	the number and classes of shares in respect of which he dissents (which must be all shares that he holds in the Company); and

c)	a demand for payment of the fair value of his shares.

Upon the giving of a notice of election to dissent, the dissenter ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares, and the right to institute proceedings to obtain relief on the ground that the action is illegal.

The Company shall make a written offer to each dissenter to purchase his shares at a specified price that the Company determines to be their fair value. Such offer must be given within 7 days immediately following the date of the expiration of the period within which shareholders may give their notices of election to dissent, or within 7 days immediately following the date on which the merger is put into effect, whichever is later.

If the Company and the dissenter fail, within 30 days immediately following the date on which the offer is made, to agree on the price to be paid for the shares owned by the dissenter, then within 20 days:

a)	the Company and the dissenter shall each designate an appraiser;

b)	the two designated appraisers together shall designate an appraiser;

c)	the three appraisers shall fix the fair value of the shares owned by the dissenter as of the close of business on the day prior to the date of the meeting or the date on which the resolution was passed, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the Company and the dissenter for all purposes; and

d)	the Company shall pay to the dissenter the amount in money upon the surrender by him of the certificates representing his shares, and such shares shall be cancelled.

Shareholders’ Suits

Under the provisions of the BVI Act, the memorandum and articles of association of a company are binding as between the company and its shareholders and between the shareholders.

If the majority shareholders have infringed a minority shareholder’s rights, the minority may seek to enforce its rights either by derivative action or by personal action. A derivative action concerns the infringement of the company’s rights where the wrongdoers are in control of the company and are preventing it from taking action, whereas a personal action concerns the infringement of a right that is personal to the particular shareholder concerned.

The BVI Act provides for a series of remedies available to shareholders. Where a company incorporated under the BVI Act conducts some activity which breaches the BVI Act or the company’s memorandum and articles of association, the BVI High Court can issue a restraining or compliance order. Shareholders can now also bring derivative, personal and Representative Actions under certain circumstances.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association.

In certain circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the courts of the BVI may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles. Furthermore, pursuant to Section 184I(1) of the BVI Act, a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the courts of the BVI for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

Changes in Capital (Item 10.B.10 of Form 20-F)

Subject to the provisions of the Company’s memorandum and articles of association, the BVI Act and the rules of Nasdaq, the Company’s unissued shares shall be at the disposal of the directors who may, without prejudice to any rights previously conferred on the holders of any existing shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as we may by resolution of directors determine.

We may, by a resolution of shareholders, amend the Company’s memorandum of association to increase or decrease the number of ordinary shares authorized to be issued.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

As of December 31, 2024, the Company had no outstanding warrants and convertible notes.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.